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                                                                      EXHIBIT 5.


              [ARMSTRONG,TEASDALE, SCHLAFLY & DAVIS LETTERHEAD]


                                July 23, 1996


Board of Directors
LaBarge, Inc.
707 North Second Street
St. Louis, MO 63102


Gentlemen:

     In our capacity as counsel for LaBarge, Inc., a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-3 (the "Registration Statement") in form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, on July 23, 1996, relating to 300,000 shares of Common Stock (the "Common Stock") to be offered by a shareholder of the Company (the "Selling Shareholder") to the public pursuant to such Registration Statement. In this connection, we have examined such records, documents and proceedings as we deem relevant and necessary as a basis for the opinion express herein.

     Upon the basis of the foregoing, we are of the opinion that:

     1. The shares of Company Common Stock referred to above, to be sold by the Selling Shareholder, have been duly and validly authorized and issued, and are fully paid and non-assessable shares of the Company.

     2. Under the laws of the State of Delaware, no personal liability attaches to the ownership of the shares of Common Stock of the Company.

     We hereby consent to filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we consent to the inclusion of the statements made in reference to our firm under the caption "LEGAL MATTERS" in the Prospectus which is a part of the Registration Statement.



                                        Very truly yours,

                                        ARMSTRONG, TEASDALE, SCHLAFLY
                                             & DAVIS